Exhibit 10.80

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 16, 2006, by and between Meade Instruments Corp., a Delaware corporation (the “Company”), and Donald Finkle (“Employee”).

WITNESSETH:

WHEREAS, the Company and Employee desire to enter into this Agreement to assure the Company of the continuing and exclusive service of Employee and to set forth the terms and conditions of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1. Term. The Company agrees to employ Employee and Employee hereby accepts such employment, in accordance with the terms of this Agreement, commencing as of the date set forth above. The initial term of this Agreement shall be six months; provided, however, that unless the Company or Employee gives written notice to the other party to the contrary at least 60 days prior to any semi-annual renewal of the date hereof, the term of this Agreement shall automatically be extended for an additional term of six months on such renewal date. Notwithstanding the above, at such time as Employee has been continually employed by the Company for more than one year (but not prior to that date), the term of this Agreement shall be changed to one year; and after the term has been changed to one year, unless the Company or Employee gives written notice to the other party to the contrary at least 90 days prior to any annual renewal of the date thereof, the term of this Agreement shall automatically be extended for an additional term of one year on such renewal date. The term of this Agreement shall include any automatic extensions pursuant to the preceding sentences.

2. Services and Exclusivity of Services. So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Chief Executive Officer (“CEO”).

Without the prior express written authorization of the CEO, Employee shall not, directly or indirectly, during the term of this Agreement render services to any other person or firm for compensation or engage in any activity competitive with or adverse to the Company’s business. Employee may serve as a director or in any other capacity of any business enterprise or any nonprofit or governmental entity or trade association, provided in each case that such service is approved by the CEO. Notwithstanding the foregoing, Employee may make and manage personal business investments of Employee’s choice and serve in any capacity with any civic, educational or charitable organization without seeking the approval of the CEO, provided that such activities and services do not substantially interfere or conflict with the performance of the duties hereunder or create any conflict of interest with such duties.

3. Duties and Responsibilities. Employee shall serve as Senior Vice President – Operations of the Company for the duration of this Agreement. In the performance of Employee’s duties, Employee shall report directly to the CEO and shall be subject to the direction of the CEO and to such limits on Employee’s authority as the CEO may from time to time impose. During the term of this Agreement, Employee shall be based at the Company’s principal executive offices in Orange County, California.

Employee agrees to observe and comply with the rules and regulations of the Company and agrees to carry out and perform orders, directions and policies of the Company as they may be, from time to time, stated either orally or in writing. The Company agrees that the duties which may be assigned to Employee shall be usual and customary duties of the office or position to which Employee may from time to time be appointed or elected and shall not be inconsistent with the provisions of the charter documents of the Company or applicable law. Employee shall have such corporate power and authority as shall be required to enable Employee to perform the duties required in any office that may be held.

4.	Compensation.

(a) Base Compensation. During the term of this Agreement, the Company agrees to pay Employee a base salary at the rate of $230,000 per year, payable in accordance with the Company practices in effect from time to time (the “Base Salary”).

(b) Additional Benefits. Employee shall also be entitled to all rights and benefits for which Employee is otherwise eligible under any bonus plan (including any Performance Share Award under the Company’s 1997 Stock Incentive Plan), incentive agreement, participation or extra compensation plan, pension plan, profit-sharing plan, life, medical, dental, disability, or insurance plan (including, without limitation, the Company’s Employee Stock Ownership Plan) or policy or other plan or benefit that the Company may provide for Employee or (provided Employee is eligible to participate therein) for employees of the Company generally, as from time to time in effect, during the term of this Agreement (collectively, all of the above shall be referred to as the “Additional Benefits”).

(c) Periodic Review. The CEO shall review Employee’s Base Salary and Additional Benefits then being paid to Employee not less frequently than approximately every twelve months in accordance with Company policy, as from time to time in effect. Following any such review, the Company may in its discretion increase or decrease (but shall not be required to increase or decrease) the Base Salary or any other benefits.

(d) Perquisites. Employee shall be entitled to three weeks paid vacation each twelve-month period, which shall accrue on a pro rata basis from the date employment commences under this Agreement. Vacation time will continue to accrue so long as Employee’s total accrued vacation does not exceed six weeks. Should Employee’s accrued vacation time reach six weeks, Employee will cease to accrue additional vacation until Employee’s accrued vacation time falls below this level. All vacation time shall be subject to the plans, policies, programs and practices as in effect generally with respect to other peer employees of the Company.

5. Termination. This Agreement and all obligations hereunder (except the obligations contained in Sections 7, 8, 9, 10, 11 and 12 (Confidential Information, Inventions and Patents, Non-Competition, No Solicitation of Customers, Noninterference with Employees and Assistance in Patent Applications) which shall survive any termination hereunder) shall terminate upon the earliest to occur of any of the following:

(a) Voluntary Termination. The voluntary termination by Employee or retirement from the Company in accordance with the normal retirement policies of the Company.

(b) Death or Disability of Employee. Employee’s employment shall be terminated upon the death or Disability (as defined below) of Employee. In such instance, all obligations hereunder to Employee (or Employee’s heirs or legal representatives) shall cease, other than for (i) payment of the sum of (A) Employee’s annual Base Salary through the date of termination to the extent not theretofore paid, (B) compensation previously deferred by Employee (together with any accrued interest or earnings thereon), and (C) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to Employee or Employee’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the date of termination or any earlier time required by applicable law; and (ii) payment to Employee or Employee’s estate or beneficiary, as applicable, of any amount due pursuant to the terms of any applicable benefit plan. For purposes of this Agreement, disability shall mean the absence of Employee performing Employee’s duties with the Company on a full-time basis for a period of six months, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or Employee’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(c) Cause. The Company may terminate Employee’s employment and all of Employee’s rights to receive Base Salary and any Additional Benefits hereunder for Cause. For purposes of this Agreement, the term “Cause” shall be defined as any of the following; provided, however, that the Company must determine the presence of such Cause in good faith:

(i) Employee’s material breach of any of the duties and responsibilities under this Agreement (other than as a result of incapacity due to Employee’s disability);

(ii) Employee’s commission of any act of fraud upon the Company or any personal dishonesty, incompetence, negligence, or willful or negligent misconduct, including immoderate use of alcoholic beverages or narcotics or other substance abuse;

(iii) Employee’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for a felony or any crime which materially adversely affects the Company and/or its reputation in the community and which involves moral turpitude or is punishable by imprisonment in the jurisdiction involved;

(iv) Employee’s willful failure or refusal to perform Employee’s duties or responsibilities under this Agreement or Employee’s material violation of any duty of loyalty to the Company or a breach of Employee’s fiduciary duties.

(d) Without Cause. Notwithstanding any other provision of this Section 5, the Company shall have the right to terminate Employee’s employment with the Company without cause at any time, if such termination without cause occurs during the first year of Employee’s employment with the Company, Employee shall be entitled to receive six monthly payments each equal to the value of Employee’s Base Salary for a one-month period, and if such termination without cause occurs after Employee has been continuously employed by the Company for more than one year, Employee shall be entitled to receive twelve monthly payments each equal to the value of Employee’s Base Salary for a one-month period. Such payments to Employee representing the value of all such Base Salary shall be paid to Employee on the first day of each month of the six-month period or twelve-month period, as applicable, following the date of such termination.

6. Business Expenses. During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code for deductibility by the Company (whether or not fully deductible by the Company) for federal income tax purposes as ordinary and necessary business expenses, the Company shall reimburse Employee promptly for reasonable business expenditures, including travel, entertainment, parking, business meetings, and professional dues, made and substantiated in accordance with the reasonable policies, practices and procedures established from time to time by the Company generally with respect to other peer employees and incurred in the pursuit and furtherance of the Company’s business and good will.

7. Confidential Information. Employee acknowledges that the nature of Employee’s engagement by the Company is such that Employee shall have access to information of a confidential and/or trade secret nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based. Such information includes financial, manufacturing and marketing data, techniques, processes, formulas, developmental or experimental work, work in process, methods, trade secrets (including, without limitation, customer lists and lists of customer sources), or any other secret or confidential information relating to the products, services, customers, sales or business affairs of the Company (the “Confidential Information”). Employee shall keep all such Confidential Information in confidence during the term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company’s best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized by the Company. Upon termination of Employee’s employment with the Company, Employee shall deliver to the Company, or certify to the Company of the destruction of, all documents, records, notebooks, work papers, and all similar material containing any of the foregoing information, whether prepared by Employee, the Company or anyone else.

8. Inventions and Patents. Except as may be limited by Section 2870 of the California Labor Code, all inventions, designs, improvements, patents, copyrights and discoveries conceived by Employee during the term of this Agreement which are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company, shall be the property of the Company. Employee will promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and shall take all steps necessary and reasonably required to assure the Company’s ownership thereof and to assist the Company in protecting or defending the Company’s proprietary rights therein.

Employee acknowledges hereby receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply fully to an invention which qualifies fully under California Labor Code Section 2870.

9. Non-Competition. In order to protect the Confidential Information, Employee agrees that during the term of Employee’s employment, and for a period of twelve months thereafter, Employee shall not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business in any jurisdiction in which the Company operates at the time of such termination if such activity or other business involves any use by the Employee of any of the Confidential Information.

10. Non-Solicitation of Customers. Employee agrees that for a period of twelve months after the termination of employment with the Company, Employee will not, on behalf of Employee or on behalf of any other individual, association or entity, call on any of the customers of the Company for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by the Company, nor will Employee in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to Employee or any other person or entity by or with which Employee is employed, associated, affiliated or otherwise related.

11. Noninterference with Employees. In order to protect the Confidential Information, Employee agrees that during the term hereof and for a period of twelve months thereafter, Employee will not, directly or indirectly, solicit any employee of the Company to leave such employment.

12. Assistance in Patent Applications. Employee agrees to assist the Company in obtaining United States or foreign letters patent and copyright registrations covering inventions assigned hereunder to the Company and that Employee’s obligation to assist the Company shall continue beyond the termination of Employee’s employment but the Company shall compensate Employee at a reasonable rate for time actually spent by Employee at the Company’s request with respect to such assistance. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to the Company, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or hereafter may have for infringement of any patent or copyright resulting from any such application for letters patent or copyright registrations assigned hereunder to the Company. Employee will further assist the Company in every way to enforce any copyrights or patents obtained including, without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by the Company, all without further consideration but at the expense of the Company. If Employee is called upon to render such assistance after the termination of Employee’s employment, then Employee shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company.

13. Remedies. The parties hereto agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This Section 13 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

14. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

15. Succession. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Employee hereunder are personal and otherwise not assignable. Employee’s obligations and representations under this Agreement will survive the termination of Employee’s employment, regardless of the manner of such termination.

16. Notices. Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its principal executive office at:

Meade Instruments Corp.

6001 Oak Canyon

Irvine, California 92618

Phone: (949) 451-1450; Facsimile: (949) 451-1460

Attention: General Counsel

or at such other address as the Company may from time to time in writing designate, and if to Employee at such address as Employee may from time to time in writing designate. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 16 and a verification of receipt is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

17. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices relating to Employee’s employment by the Company.

18. Amendments. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by both parties.

19. Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

20. Governing Law. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law doctrines.

21. Arbitration. As a material inducement to enter into this Agreement, to the fullest extent allowed by law, any controversy, claim or dispute between Employee and the Company (and/or any of its owners, directors, officers, employees, agents, or related entities) relating to or arising out of Employee’s employment or the cessation of that employment will be submitted to final and binding arbitration before a single neutral arbitrator in Orange County, California for determination in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes, as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his/her employer, regardless of whether such dispute is initiated by Employee or the Company. Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against you, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, conversion, breach of fiduciary duty, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by an employee. However, claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by Employee or the Company to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH EMPLOYEE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This bilateral arbitration agreement is to be construed as broadly as is permissible under relevant law. In connection with any arbitration proceeding commenced hereby, the prevailing party shall be entitled to reimbursement of its reasonable attorney’s fees and costs, including arbitrator fees.

22. Withholding. All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

23. Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

24. Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MEADE INSTRUMENTS CORP.

/s/ Mark D. Peterson

By Mark D. Peterson Its SVP, General Counsel & Secretary

EMPLOYEE

/s/ Donald Finkle

Donald Finkle

[address]